Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Lee E. Cole
Chairman, President and CEO
(805) 525-1245

CALAVO GROWERS, INC. ANNOUNCES FISCAL 2011

THIRD QUARTER OPERATING RESULTS

Highlights Include:

•	Successfully Completed Acquisition of Renaissance Food Group, LLC (RFG)

•	Third-Quarter Revenues Rise 44 Percent to $165.1 Million (Including $22.8 Million from RFG Sales) from $114.6 Million

•	Net Income Totals $2.7 Million, Equal to $0.18 Per Diluted Share

•	Selling, General and Administrative (SG&A) Expense as a Percentage of Revenues Decreases Approximately 700 Basis Points (Including $1.2 Million Related to RFG)

•	CEO Anticipates Long-Term Expansion of Avocado Supply Beginning in Fourth Quarter, Significant Operating Performance Improvement in Fiscal 2012

SANTA PAULA, Calif. (Sept. 7, 2011)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global avocado-industry leader and an expanding provider of value-added fresh food, today reported a solidly profitable fiscal 2011 third quarter on the strength of revenues that rose 44 percent owing to sharply higher avocado sales. However, the company said net income in the most recent quarter was constrained principally by high fruit costs in its Calavo Foods business segment, as well as the effects of a smaller supply of fresh avocados in the marketplace.

Operating results for the most-recent quarter include those of Renaissance Food Group, LLC (RFG), which became part of the company on June 1, 2011. RFG’s results are included in the company’s Calavo Foods business segment. For the three months ended July 31, 2011, net income of $2.7 million, equal to $0.18 per diluted share, compares with $5.9 million, or $0.41 per diluted share, in the year-earlier third quarter. Revenues advanced to $165.1 million, which represents an increase of more than $50 million from $114.6 million in the fiscal 2010 third quarter. (RFG accounted for $22.8

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Calavo Growers, Inc. Reports Fiscal 2011 Third Quarter Results/ 2 -2-2

million of the revenue increase.) Third-quarter gross margin narrowed to $11.3 million, or 6.9 percent of total revenue, from $15.3 million, or 13.3 percent of revenue, in the comparable period last year.

Net income for the nine months ended July 31, 2011 equaled $7.4 million, or $0.50 per diluted share. This compares with nine-month net income last year of $13.0 million, equal to $0.89 per diluted share. Revenues for the initial nine months of fiscal 2011 climbed 29 percent to $375.2 million from $291.1 million in the year-earlier corresponding period. Gross margin totaled $29.4 million, or 7.8 percent of total revenues, versus $37.2 million, or 12.8 percent, for the first three quarters of fiscal 2010.

Chairman, President and CEO Lee E. Cole stated: “While the fiscal 2011 third quarter presented challenges due principally to the limited avocado supply and strong avocado demand, Calavo’s ability to navigate them and remain solidly profitable underscores the strength of our business model. Simultaneously, the company made measurable strides in building a stronger, larger and more broad-based enterprise. On June 1, we completed our acquisition of Renaissance Food Group and its portfolio of brands, which contributed to quarterly revenues that reached record levels. Calavo’s operating results, though, principally reflect the two-fold impact on gross margins due to the significantly smaller year-over-year avocado supply.

“Most significantly, the limited supply of avocados drove up fruit costs overall, and specifically, in our prepared avocado business, where fruit prices have risen by more than 70 percent from last year’s third quarter. This factor accounts for the majority of the decrease in our third-quarter operating results year over year. Secondarily, the cyclically lower volume of fresh avocados from California resulted in moving fewer overall units, which reduced production efficiencies and increased our per-unit packing costs. We expect this to change with next year’s anticipated larger crop.”

Third-quarter revenues in Calavo’s Fresh business segment advanced 29 percent to $130.0 million, primarily due to higher avocado prices, versus $100.7 million in the

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Calavo Growers, Inc. Reports Fiscal 2011 Third Quarter Results/ 3 -3-3

corresponding period last year. The company shipped 1.3 million, equal to 27 percent, fewer Fresh units in the most recent quarter when compared to the same period in fiscal 2010. The year-over-year unit decrease is principally due to the aforementioned smaller avocado supply, as well as lower tomato volumes in the most recent period. Gross margin as a percentage of Fresh segment revenues was $10.2 million, equal to 7.9 percent sales. This compares with gross margin of $12.7 million, or 12.7 percent of Fresh sales, in last year’s third quarter.

Calavo Foods business segment revenues rose to $35.1 million, an increase of 153 percent from $13.9 million in the corresponding fiscal 2010 quarter. Results in the most recent quarter include $22.8 million in revenues attributable to RFG. Excluding the acquired company’s contribution to sales, Calavo Foods’ third-quarter revenues equaled $12.3 million. The year-over-year decline (excluding RFG revenues) is in part the result of the discontinuance of sales to certain high-volume, low-margin customers of Calavo’s frozen-avocado product as the company continues to focus growth initiatives on its ultra-high pressure guacamole. Lower prepared avocado sales in concert with higher fruit costs narrowed Calavo Foods gross margin to $1.1 million, or 3.2 percent of business-segment revenues, in the most recent quarter. This compares with gross margin of $2.5 million, or 18.2 percent of Calavo Foods revenues, in last year’s third quarter.

Third-quarter selling, general and administrative (SG&A) expense totaled $6.8 million, which includes approximately $1.2 million attributable directly to RFG operations. Excluding that figure, Calavo SG&A remained substantially unchanged from $5.5 million recorded in the fiscal 2010 third quarter. SG&A as a percentage of total revenues equaled 4.1 percent, a decrease of about 700 basis points from 4.8 percent in last year’s third quarter, reflecting the initial top-line contributions by RFG in the most recent period. SG&A as a percentage of gross margin was 60.4 percent in the most recent quarter. This compares with 36.1 percent in the third quarter of fiscal 2010.

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Calavo Growers, Inc. Reports Fiscal 2011 Third Quarter Results/ 4 -4-4

The Outlook Ahead

Commenting on the fourth quarter, CEO Cole said, “As anticipated, we are seeing certain promising early indicators of an easing in the avocado supply. This has been a stiff headwind to our operating performance the past two quarters. The seasonal supply of avocados sourced from Chile has begun in earnest and the crop is significantly larger than last year’s. Along with Mexico-sourced fruit, we expect increased availability of fresh avocados in the marketplace, easing the hamstrung supply—and high costs at Calavo Foods—we have encountered the past few quarters. We believe the expected improvement in fourth quarter fresh-avocado supply is the beginning of strong volume growth in fiscal 2012. Furthermore, the anticipated larger avocado volume in 2012 will place Calavo on the strong growth trend that has characterized our company’s performance over the past five years.”

Cole continued: “We continue to focus on building the Calavo Foods segment into a complete consumer packaged goods company. This will be the first full quarter incorporating RFG results. With our growing lineup of products and brands, including Garden Highway and Chef Essentials acquired with RFG, we are establishing a portfolio with the goal of being a leader in the important fresh-food category. Combining RFG’s offerings with Calavo’s current branded lineup of guacamole, Salsa Lisa and tortilla chips, provides us with significant presence when working with grocery retailers. In bringing together RFG’s just-in-time delivery platform with Calavo’s established strength in logistics, we gain meaningful competitive advantage in the refrigerated-distribution fresh products category.

“We are diligently staying the course with our proven strategy: diversifying sourcing, diversifying products and leveraging infrastructure. I am confident and optimistic about the improving picture for the balance of this year. Longer term, we are well positioned and have put in motion the programs to drive significant growth—and value creation—in fiscal 2012 and beyond,” Cole concluded.

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Calavo Growers, Inc. Reports Fiscal 2011 Third Quarter Results/ 5 -5-5

About Calavo

Calavo Growers, Inc. is a global avocado-industry leader. The company also procures and markets diversified fresh produce items, ranging from tomatoes to tropical produce. An expanding provider of value-added fresh food, the company’s Calavo Foods business segment manufactures and distributes guacamole, guacamole hummus, salsa and tortilla chips under the respected Calavo brand name. Calavo Foods’ wholly owned subsidiary, Renaissance Food Group, LLC, creates, markets and distributes a portfolio of healthy, high-quality lifestyle products for consumers through fast-growing brands that include Garden Highway and Chef Essentials. Founded in 1924, Calavo serves food distributors, produce wholesalers, supermarket retailers and restaurant chains worldwide.

Safe Harbor Statement

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2010. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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CALAVO GROWERS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	July 31, 2011	October 31, 2010
Assets
Current assets:
Cash and cash equivalents	$2,454	$1,064
Accounts receivable, net of allowances of $1,996 (2011) and $1,372 (2010)	63,455	31,743
Inventories, net	21,852	14,831
Prepaid expenses and other current assets	6,043	8,424
Advances to suppliers	1,227	1,598
Income taxes receivable	1,529	1,816
Deferred income taxes	2,336	2,336

Total current assets	98,896	61,812
Property, plant, and equipment, net	46,267	41,059
Investment in Limoneira Company	35,833	34,986
Investment in unconsolidated entities	2,286	2,016
Goodwill	18,696	4,085
Other assets	14,174	6,240

	$216,152	$150,198

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$28,820	$11,208
Trade accounts payable	7,813	2,839
Accrued expenses	17,773	15,353
Short-term borrowings	24,220	8,150
Dividend payable	—	8,092
Current portion of long-term obligations	5,368	1,369

Total current liabilities	83,994	47,011
Long-term liabilities:
Long-term obligations, less current portion	19,282	6,089
Deferred income taxes	8,518	8,266

Total long-term liabilities	27,800	14,355
Commitments and contingencies
Noncontrolling interest	513	575
Total Calavo Grower’s shareholder’s equity	103,845	88,257

	$216,152	$150,198

CALAVO GROWERS, INC.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share amounts)

	Three months ended July 31,		Nine months ended July 31,
	2011	2010	2011	2010
Net sales	$165,141	$114,578	$375,180	$291,117
Cost of sales	153,801	99,303	345,751	253,881

Gross margin	11,340	15,275	29,429	37,236
Selling, general and administrative	6,844	5,514	17,494	16,133

Operating income	4,496	9,761	11,935	21,103
Interest expense	(280)	(181)	(719)	(644)
Other income, net	175	362	859	1,094

Income before provision for income taxes	4,391	9,942	12,075	21,553
Provision for income taxes	1,689	4,045	4,709	8,608

Net income	2,702	5,897	7,366	12,945
Add: Net loss – noncontrolling interest	11	50	62	69

Net income attributable to Calavo Growers, Inc.	$2,713	$5,947	$7,428	$13,014

Calavo Growers, Inc.’s net income per share:
Basic	$0.18	$0.41	$0.50	$0.89

Diluted	$0.18	$0.41	$0.50	$0.89

Calavo Growers, Inc.’s shares used in per share computation:
Basic	14,755	14,651	14,735	14,576

Diluted	14,767	14,676	14,744	14,601

CALAVO GROWERS, INC.

NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)

(in thousands)

	Fresh products	Calavo Foods(1)	Total
	(All amounts are presented in thousands)
Nine months ended July 31, 2011
Net sales	$318,341	$56,839	$375,180
Cost of sales	294,384	51,367	345,751

Gross margin	$23,957	$5,472	$29,429

Nine months ended July 31, 2010
Net sales	$254,265	$36,852	$291,117
Cost of sales	226,960	26,921	253,881

Gross margin	$27,305	$9,931	$37,236

(1)	Included are two months of net sales and gross margin of $22.8 million and $1.4 million related to the recently acquired business RFG.

For the nine months ended July 31 2011, and 2010, inter-segment sales and cost of sales for Fresh products totaling $11.7 million and $9.6 million were eliminated. For the nine months ended July 31, 2011 and 2010, inter-segment sales and cost of sales for Calavo Foods totaling $18.0 million and $6.9 million were eliminated.

	Fresh products	Calavo Foods(1)	Total
	(All amounts are presented in thousands)
Three months ended July 31, 2011
Net sales	$130,035	$35,106	$165,141
Cost of sales	119,825	33,976	153,801

Gross margin	$10,210	$1,130	$11,340

Three months ended July 31, 2010
Net sales	$100,681	$13,897	$114,578
Cost of sales	87,936	11,367	99,303

Gross margin	$12,745	$2,530	$15,275

(1)	Included are two months of net sales and gross margin of $22.8 million and $1.4 million related to the recently acquired business RFG.

For the three months ended July 31, 2011 and 2010, inter-segment sales and cost of sales for Fresh products totaling $3.2 million and $2.1 million were eliminated. For the three months ended July 31, 2011 and 2010, inter-segment sales and cost of sales for Calavo Foods totaling $12.2 million and $2.5 million were eliminated.